Exhibit 10.31

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

Logistics Services Agreement

This Logistics Services Agreement is made this 31st day of March, 2004, by and between AGA Linde HealthCare, Institutional Division, a corporation, with a usual place of business at 420 Calaf Street, Hato Rey, Puerto Rico 00919 (“ALH”) and INO Therapeutics, LLC, a Delaware corporation with a usual place of business at 6 Route 173, Clinton, New Jersey 08809 (“INO-T”) (“Med One” and “INO-T”, sometimes each a “Party” or collectively, the “Parties”).

RECITALS

WHEREAS, INO-T is a biopharmaceutical company developing nitric oxide by inhalation as a proprietary pharmaceutical therapy (“Therapy”) and is the exclusive licensee or owner of certain patents pertaining to the use of nitric oxide by inhalation, as well as certain patents pertaining to the delivery and monitoring of nitric oxide by inhalation; and

WHEREAS, ALH has a Facility located in Hato Rey, Puerto Rico (the “Facility”) which, inter alia, ALH provides equipment, repair, maintenance and logistics services (“Logistics Services”) to health care facilities; and

WHEREAS, ALH and INO-T have agreed that ALH shall provide to INO-T certain equipment maintenance on delivery devices (“Delivery Devices”) used in connection with the Therapy, and logistics services, as more particularly described in Exhibit A attached hereto and upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, ALH and INO-T hereby agree as follows:

1.               Term

The initial term (“Term”) of this Agreement shall be for a period of three (3) years commencing on April 1, 2004.  This Agreement shall automatically renew for additional terms of [one (1)] year unless either Party provides to the other written notice of its intent to terminate at least six (6) months prior to the then scheduled termination date.

2.               Scope of Agreement: Logistics Services

In the commonwealth of Puerto Rico ALH shall provide to INO-T certain equipment maintenance and service on Delivery Devices, and logistics services including, but not limited to, the provision of manpower and services for safely and securely receiving, handling, storing and transporting INOmax® drug product, Delivery Devices INOcal calibration gas, and disposable adaptors from the Facility as well as certain administrative services including, but not limited to, warehousing, shipment and pick-up coordination, order processing, back-up customer service, data processing and related data warehousing and data management functions all as more particularly described in Exhibit A attached hereto as such may be amended in writing from time to time by the mutual agreement of the Parties (the “Services”).  All references to Exhibit A shall include any subsequent amendments.

3.               Hours of Operation

(a)           ALH will provide the necessary labor and Services contemplated herein within the times specified in Exhibit A attached hereto as such may be amended in writing, from time to time, by the mutual agreement of the Parties.

(b)           ALH shall operate and maintain a 24 hour / 7 day call center to receive orders from INO-T.

4.               Duties and Responsibilities of INO-T Concerning Logistics Services

Throughout the term hereof, INO-T shall have the following duties and responsibilities:

(a)           Deliver to the Facility such cylinder quantities of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors, as it shall require ALH to deliver to INO-T customers hereunder;

(b)           Track or otherwise determine, in accordance with FDA Regulations, the movement of INOmax® cylinders, Delivery Devices, the INOcal® calibration gas, NO test gas, and disposable adaptors to the Facility;

(c)           Receive delivery requests from INO-T customers (the “Customers”) and promptly transmit same to ALH’s 24 hour/7 day call center in Puerto Rico;

(d)           Negotiate with INO-T Customers to determine an adequate contingency stock of INOmax® drug product, Delivery Devices, the INOcal® calibration gas, NO test gas and disposable adaptors for such Customers and, thereafter, require ALH to deliver and periodically inventory such contingency stock, so that in the event a Force Majeure Event (as defined herein) prevents ALH from being able to promptly deliver drug product, Delivery Devices, INOcal calibration gas, NO test gas, and disposable adaptors, a Customer will nevertheless be able to initiate treatment; (provided, however, that this provision shall not be construed to excuse ALH’s non-performance in the event of such Force Majeure Event);

(e)           Furnish to ALH information within INO-T’s possession regarding INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas, and disposable adaptors demand requirements in various geographic locales reasonably necessary for ALH to perform the Services hereunder;

(f)            Provide current Material Safety Data (“MSD”) sheets to ALH for INOmax® and INOcal calibration gas and current information concerning the storage, handling and other characteristics of INOmax® and Delivery Devices, the INOcal calibration gas, NO test gas, and disposable adaptors, as such information becomes available;

(g)           Use its good faith efforts throughout the term of this Agreement to insure that INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas and disposable adaptors are delivered to INO-T Customers in a prompt and safe manner and as specifically provided in Exhibit A irrespective of any nonperformance or breach of this Agreement by ALH.  ALH shall provide reasonable support to INO-T in order to facilitate compliance by INO-T with its obligations hereunder.

5.               Duties and Responsibilities of ALH Concerning Logistics Services

Throughout the term hereof ALH shall have the following duties and responsibilities concerning the provision of Logistics Services which shall be performed by ALH at its sole cost and expense unless otherwise specifically provided:

(a)           Receive INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors delivery requests from INO-T and promptly deliver INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas and disposable adaptors (as applicable) to the INO-T Customer within the time frame, and in accordance with the format mutually agreed between both Parties and set out in Exhibit A attached hereto.  Notwithstanding the foregoing, ALH shall not be required to deliver INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, NO test gas and disposable adaptors (as applicable) to any INO-T Customer where such delivery is in connection with an INO-T-sponsored clinical trial;

(b)           Promptly and accurately transmit to INO-T such information as the Parties shall mutually agree with respect to each delivery and pick-up of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors (as applicable) from an INO-T Customer location and with respect to damaged or lost INOmax® drug product, Delivery Devices, the INOcal® calibration gas, and disposable adaptors, accessories and equipment;

(c)           Transport, receive, store and track all cylinders of INOmax® in a manner that complies with all applicable federal, state and local laws, rules and regulations; including but not limited to the Occupational Safety & Health Administration, Department of Transportation, United States Food and Drug Administration (“FDA”) and International Air Transport Association.  ALH will notify INO-T of any deficiency, fine or penalty resulting from a failure to comply with all applicable federal, state and local laws, rules and regulations; immediately after receiving such notice.  Any fine or penalty assessed as a result of failing to comply shall be borne by ALH;

(d)           Insure that all ALH employees responsible for the storage and handling of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas and disposable adaptors are provided the most current MSD sheet for INOmax® and INOcal calibration gas that has been provided to ALH by INO-T, and are trained on the proper storage, handling and other characteristics of INOmax® or other compressed gas cylinders cylinders;

(e)           Apply for and obtain the state licenses and resources legally necessary to distribute pharmaceuticals under applicable laws in the commonwealth of Puerto Rico; including but not limited to having a registered pharmacist on site for the dispensing of INOmax® to hospitals.  Any fines or penalties assessed as a result of failing to comply shall be borne by ALH.  With respect to renewal of such licenses, renewals shall be submitted [**] days prior to the expiration thereof with all applicable fees;

(f)            Register with CHEMTREC, or such similar agency, responsible for providing 24-hour/7-day emergency communications services for hazardous materials.  Any fines or penalties assessed as a result of failing to comply shall be borne by ALH;

(g)           Ship to INO-T’s manufacturing plant in Port Allen, LA, all used INOmax® cylinders, NO test gas or those cylinders deemed not reusable as agreed by the Parties, using a carrier designated and paid for by INO-T;

(h)           Develop and maintain Standard Operating Procedures, that shall be approved by INO-T and specifically set forth in Exhibit A, with respect to all of the Services provided by ALH hereunder;

(i)            Clean, calibrate, and maintain such INOtherapy™ delivery systems (including, but not limited to the Delivery Devices) as the Parties shall mutually agree, in conformity with the manufacturer’s standards, to ensure the Delivery Devices, at all times hereunder, are in proper working condition;

(j)            Exercise due and diligent care in discharging its obligations hereunder, including, but not limited to subparagraph (i) above and with respect to the storage and transportation of the INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.  To the extent any INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors is damaged or destroyed by ALH (or its employees, agents or anyone else under its control), ALH shall be liable for the cost of repairing or replacing, as the case may be, such INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.

(k)           Adhere to the Process Flows and Standard Operating Procedures that have been agreed upon by both Parties specified in Exhibit A;

(l)            Use its good faith efforts throughout the term of this Agreement to insure that INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas, and disposable adaptors are delivered to INO-T Customers in a prompt and safe manner, and as specifically provided in Exhibit A irrespective of any nonperformance or breach of this Agreement by INO-T.  INO-T shall provide reasonable support to ALH in order to facilitate compliance by ALH with its obligations hereunder.

(m)          Notify INO-T immediately upon having actual knowledge, whether from personal observations and/or observations of third Parties, that Customers are using nitric oxide gas from a source other than INO-T.

6.               Parties’ Rights and Duties Concerning Delivery Devices and INOtherapy™.

(a)           The cost of all accessories parts and disposable items used in connection with the Delivery Devices shall be borne by INO-T.  ALH shall provide INO-T with written service reports detailing all service work that has been performed on Delivery Devices.  ALH shall submit to INO-T’s Senior Service Technician, located at its Woodridge , IL Service Center, all service reports on a bi-weekly basis;

(b)           ALH will notify INO-T immediately if a Customer has caused damage to any Delivery Device for reasons other than normal wear and tear, INO-T shall bear both the labor and the parts costs associated with the requisite repairs.

(c)           INO-T at all times, retains title to and owns each and every Delivery Device, notwithstanding delivery of same to ALH under the terms hereof.  Neither title to nor ownership of any Delivery Devices, or any other component of INOtherapy, that INO-T ships to ALH pursuant to this Agreement shall pass to ALH;

(d)           ALH shall not make any use whatsoever of the Delivery Devices, or any other component of INOtherapy, delivered to it by INO-T except in the manner and for the purposes set forth in this Agreement;

(e)           ALH shall not, in any way, attempt or purport to sell, lease convey, pledge or grant any Party a security interest in any Delivery Devices or INOtherapy™ that INO-T will deliver to ALH in the future pursuant to this Agreement, nor shall ALH represent to any Party in any way or for any reason that it owns or has title to any INOtherapy™ or to any of the Delivery Devices that INO-T has delivered to ALH;

(f)            Within [**] days of the earlier of the date of the expiration of the Term of this Agreement pursuant to paragraph 1 above or the date of its termination pursuant to paragraph 9 below, ALH shall return to INO-T any and all: (i) Delivery Devices, (ii) INOmax®, (iii) NO test gas, (iv) INOcal®, and (v) any parts, accessories or unused disposable items used in connection with the Delivery Devices that have been delivered to it by INO-T and that remain in its possession, custody or control.

7.               Exclusive Relationship

(a)           Throughout the term of this Agreement, INO-T and any of its subsidiaries, parent company or affiliates may not enter into a contract, agreement or other arrangement (whether written or oral, formal or informal) with any other person or entity that, in substance, creates the same kind of contractual relationship as contained herein regarding the provision of services that are the same or substantially similar as the Services provided for INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors within the commonwealth of Puerto Rico.  If INO-T has a good faith, reasonable belief that ALH, its successor or affiliates, intends to (A) discontinue or otherwise materially alter the type, manner or method of delivery of Logistics Services or (B) provide services that are competitive with INO-T’s, INO-T can terminate this Agreement.

(b)           Throughout the term of this Agreement, ALH covenants that neither ALH nor any of its subsidiaries, parent company or affiliates will enter into a contract, agreement or other arrangement (whether written or oral, formal or informal) with any other person or entity that, in substance, creates the same kind of contractual relationship as contained herein regarding the provision of Services that are the same or substantially similar as the Services hereunder for products that are the same or substantially similar to INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas and disposable adaptors within the commonwealth of Puerto Rico.

8.               Compensation

(a)           INO-T shall pay to ALH a monthly fee of [**] Dollars during the term of this Agreement.  ALH shall invoice INO-T at the beginning of every month.  The Compensation for Services rendered with be reviewed by both parties at six month intervals during the term of the agreement.

9.               Termination

(a)           Either Party shall have the right to terminate this Agreement by providing written notice to the non-terminating Party if:

(i)  The other Party fails to pay any amounts hereunder, and such failure continues for a period of twenty (20) days or more after written notice of same;

(ii)  There is a material violation by the other Party of any provision of this Agreement (other than the non-payment of monies and the failure to agree on the adjustment of ALH’s compensation hereunder) including, but not limited to ALH’s failure to comply with subparagraphs (c), (d), (e), (f), (h), (i), (j), (k), (l), and (m) of Section 5, which violation or failure to comply continues uncured for a period of thirty (30) after written notice to the other Party specifying such violation;

(iii)  In the event the other Party shall cease to function as a going concern or cease to conduct its operations in the normal course of business;

(iv)  Subject to the provisions of the United States Bankruptcy Code, the other Party shall become insolvent or cease to pay its debts as they mature or commence a voluntary proceeding (or consent to the commencement of an involuntary proceeding) under any bankruptcy or similar law or seek or consent to the appointment of a trustee, receiver or similar official of it or a substantial part of its property or fail to have dismissed or stayed within sixty (60) days an involuntary proceeding under such law or a proceeding for the appointment of such a trustee, receiver or similar official.

(v)  The other Party shall have made any misrepresentation as to a material fact in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, any statement, or omission thereof, made by or provided by any Party hereto relating to the financial condition of such Party.

(vi)  Any court or governmental or regulatory authority of competent jurisdiction shall enter an order or take substantial steps to cause an order to be entered restraining or prohibiting any of the transactions contemplated hereby;

(vii)  A Party shall be unable to perform one or more of its material duties or responsibilities hereunder for a period of ninety (90) days or more as a result of a Force Majeure Event;

(b)           INO-T may terminate this Agreement:

(i)  Upon five (5) business days prior written notice to ALH, if ALH fails to make five (5) deliveries within six (6) hours during any consecutive twelve (12) month period.

(c)           Any termination of this Agreement shall not affect any obligations which accrued prior to the effective date of such termination.

(d)           The Parties hereby acknowledge that the services provided hereunder are necessary for the well being of individuals served by the INOmax® drug product, Delivery Devices, INOcal® calibration gas, and disposable adaptors and therefore, notwithstanding notice of termination, ALH and INO-T shall continue to fulfill their respective duties and obligations hereunder to the fullest extent for a period not to exceed [**] months after the effective date of such termination, or for such other period as the Parties shall mutually agree in writing.

(e)           ALH agrees that, at least [**], it shall provide INO-T with a mutually agreeable performance status report summarizing logistics services events, including, but not limited to those which may, in any way, adversely affect ALH’s ability to fully perform any of its duties, obligations or responsibilities hereunder.

10.         Access to Information; Right of Audit

(a)           If this Agreement is subject to Section 1861(v)(1)(I) of the Social Security Act as amended, ALH agrees that until the expiration of four (4) years after the furnishing of any services hereunder, ALH shall, upon request, make available to the Secretary of Health and Human Services, the Comptroller General, and other duly authorized representatives, the Agreement and all books, documents and records that are necessary to verify the nature and extent of the cost of those services, and that if ALH carries out the duties of the Agreement through a subcontract for $10,000 or more over a twelve (12) month period, such subcontract shall also contain an access clause to permit access by the Secretary, Comptroller General, and other duly authorized representatives to the related organization’s subcontract and related books, documents and records.  ALH agrees that within [**] business days of any request (whether written or oral) from any regulatory agency or licensure body (or such body’s designee) including, but not limited to, the Internal Revenue Service, the Health Care Financing Administration (“HCFA”) or the Office of the Inspector General of the United States, relating to the cost, nature, or extent of the services provided hereunder or the relationship between the Parties, ALH shall notify INO-T of the same and shall, to the extent permissible under law, allow INO-T to participate in any discussions between ALH and such regulatory agency or licensure body.

(b)           Upon reasonable prior notice of no less than [**] business days, INO-T shall be entitled to audit, during regular business hours, ALH’s facility and operations as they relate to the activities contemplated by this Agreement.

11.         Insurance

(a)           INO-T shall obtain and maintain a commercial general liability insurance policy that, in the aggregate, shall provide coverage, of not less than One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) aggregate.  The policy shall be issued by an insurance company with a minimum Best’s rating of A-X11 or an equivalent rating from a nationally recognized credit rating agency.

(b)           INO-T shall cause ALH to be an additional named insured with respect to the coverage described in Section 11(a) above.  INO-T shall furnish to ALH a certificate or other adequate proof of the foregoing insurance.  Any such certification furnished by INO-T shall state that ALH shall be notified in writing at least thirty (30) calendar days prior to cancellation of, or any material change in, the insurance coverage.

(c)           ALH shall obtain and maintain, during the term of this Agreement, at its own cost and expense, with insurers reasonably acceptable to INO-T, all insurance and or bonds required by law including, but not limited to: worker’s compensation insurance in the form and amount prescribed by the law of the commonwealth of Puerto Rico; comprehensive general liability insurance with a Broad Form endorsement which includes, but is not limited to, coverage for (i) products liability; (ii) personal injury with limits of not less than Three Million Dollars ($3,000,000) per person for each occurrence; (iii) property damage with limits of not less than One Million Dollars (1,000,000); (iv) completed operations and contractual liability, with respect to the liabilities assumed by ALH hereunder, and with limits of not less than Three Million

Dollars ($1,000,000.00) per occurrence and One Million Dollars ($1,000,000.00) in the aggregate; and (v) comprehensive automobile liability insurance covering the use and maintenance by Med One of owned, not-owned, hired and rented vehicles, with limits of at least One Million Dollars ($1,000,000.00) combined single limit coverage for each occurrence.

(d)           ALH shall cause INO-T to be an additional named insured with respect to the coverage described in Section 11(c) above.  ALH shall furnish to INO-T, a certificate or other adequate proof of the foregoing insurance.  Any such certification furnished by ALH shall state that INO-T shall be notified in writing at least thirty (30) calendar days prior to cancellation of, or any material change in, the insurance coverage.

12.         Indemnification

(a)           INO-T hereby agrees to indemnify, defend and hold harmless ALH, its officers, directors, employees, subsidiaries and parent company from any and all claims, suits, damages or liabilities, including but not limited to reasonable attorneys’ fees and costs, arising out of: (i) any claim that the INOmax® drug product, INOcal calibration gas, and disposable adaptors distributed by INO-T under this Agreement infringes upon the patents or other intellectual property rights of any other person or entity; (ii) any claims that the INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors distributed by INO-T under this Agreement violates any federal, state or local laws, rules or regulations, including but not limited to rules and regulations promulgated by the FDA; (iii) any recall of the INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas and disposable adaptors; (iv) any death or injury caused by any other drug distributed by INO-T under this Agreement; or (v) any breach by INO-T in the performance of its duties and responsibilities under this Agreement, provided, however that such indemnification shall not apply to the extent any of the events set forth in (i)-(iv) above are the result of or caused by (directly or indirectly) the negligent, reckless or willful acts or omissions of ALH.

(b)           ALH hereby agrees to indemnify, defend and hold harmless INO-T from any and all claims, liabilities or damages, arising out of (i) any breach by ALH in the performance of its duties and responsibilities under this Agreement including, but not limited to ALH’s failure to comply with Sections 5(c), 5(d), 5(e) and 5(f) hereunder, (ii) the negligent, reckless or willful misconduct of ALH in the performance of its duties and responsibilities hereunder, (iii) any death or injury caused by ALH’s breach of this Agreement or ALH’s performance or non-performance hereunder, or (iv) any of the events set forth in (i) — (iii) above caused by any subcontractor of ALH hereunder, provided, however that such indemnification shall not apply to the extent any of the events set forth in (i)-(iii) above are the result of or caused by (directly or indirectly) the negligent, reckless or willful acts or omissions of INO-T.

13.         Limitation of Liability

(a)           ALH shall not be liable, under any circumstance or legal theory whatsoever, for any loss of business, revenue, profits, goodwill, interruption of business or for any indirect, special, incidental or consequential damages of any character.  In no event shall ALH be liable for damages in an amount in excess of the amount paid by INO-T to ALH pursuant to this Agreement.  This limitation of liability provision, however, shall not apply to any damages that are the sole result of or directly caused by the negligent, reckless or willful acts or omissions of ALH or as a result of events or circumstances affecting ALH’s performance hereunder whether or not disclosed pursuant to section 9(e) hereof.

(b)           INO-T shall not be liable, under any circumstance or legal theory whatsoever, for any loss of business, revenue, profits, goodwill, interruption of business or for any indirect, special, incidental or consequential damages of any character.  In no event shall INO-T be liable for damages in an amount in excess of the amount paid by INO-T to ALH pursuant to this Agreement.  This limitation of liability provision, however, shall not apply to any damages that are the sole result of or directly caused by the negligent, reckless or willful acts or omissions of INO-T.

14.         Relationship of the Parties

ALH is an independent contractor and nothing in this Agreement shall be deemed or construed to create any agency relationship between the Parties.  Neither INO-T nor ALH, nor any of their employees, shall be construed to be the agents, employers, representatives or servants of the other.

15.         Notices

All notices required to be given by one Party to the other shall be sent by registered mail, return receipt requested, or overnight delivery service addressed as follows:

If to ALH:                                                                                     AG A Linde Healthcare
Institutional Division
420 Calaf Street
Hato Rey
Puerto Rico  00919
Attn: Mr. Guillermo Witte
Title: Institutional Division Director

If to INO-T:                                                                             INO Therapeutics, Inc.
6 Route 173
Clinton, New Jersey 08809
Attn: Mr. Todd L. Dixon
Title: Vice President, Global Operations

All such notices and communications shall be effective upon receipt.

16.         Non-Assignability

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either Party may assign this Agreement, without the prior consent of the other, to any subsidiary or parent of the assigning Party.

17.         Subcontracting

ALH may not subcontract any portion of the Services to be performed under this agreement without the prior written consent of INO-T, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, in the event that AHL does subcontract any Services hereunder, ALH shall nevertheless remain primarily responsible and liable to INO-T for the performance of all of its duties, obligations and responsibilities under this Agreement.

18.         Governing Law

This Agreement shall be governed in all respects by the laws of the State of New Jersey in which it has been executed and in which it has a situs.

19.         Legal Fees

In the event there is a default by either Party hereto, and the other Party initiates litigation or undertakes other legal proceedings to enforce this Agreement, the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees incurred in connection therewith.

20.         Force Majeure

If a Party’s obligation to perform any duty hereunder is rendered impossible of performance or observance due to an event caused by the elements, an act of God, war, civil disturbance, fire or other casualty, strike or other labor dispute, and/or governmental rule (collectively, a “Force Majeure Event”), then said Party, for up to one hundred eighty (180) days, and subject to paragraph 9 shall be excused from such performance or observance; provided, however, that the Party so prevented from complying herewith shall not have caused such Force Majeure Event, shall have used reasonable diligence to avoid such Force Majeure Event or mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement.  Except where the nature of the Force Majeure Event shall prevent it from doing so, the Party affected by such Force Majeure shall notify the other Party in writing as promptly as practicable and in any event within five (5) business days after the occurrence of such Force Majeure Event and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such Force Majeure Event with all reasonable dispatch.

21.         Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements,

understandings, negotiations and discussions, oral or written.  There are no other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.  No supplement to or modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  In the event any provision of this Agreement shall be held invalid, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

22.         Headings

The headings or titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

23.         Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

In witness whereof, this Agreement has been executed by the duly authorized officers of the above-referenced Parties on the date set forth above.

AGA Linde Healthcare

By:	/s/ Guillermo Witte
Guillermo Witte
its duly authorized Institutional Division Director

INO Therapeutics, Inc.

By:	/s/ Todd L. Dixon
Todd L. Dixon
Vice President, Global Operations

Exhibit A

ALH shall provide certain equipment, repair, maintenance on Delivery Devices, and logistics services including, but not limited to, the provision of manpower and services for safely and securely receiving, handling, storing and transporting INOmax® drug product, Delivery Devices, INOcal calibration gas, NO test gas and disposable adaptors, from ALH’s Facility as well as certain administrative services including, but not limited to, warehousing, shipment and pick-up coordination, order processing, asset tracking, back-up customer service, data processing and related data warehousing and data management functions.  All Services shall be conducted in full compliance with FDA regulations as same may be set forth in applicable Codes of Federal Regulations.  Services shall be defined in process flows and standard operating procedures (listed below).  These Services may be modified from time to time by the mutual agreement of the Parties to comply with FDA Regulations and meet the ongoing needs of the customer.

Services as defined in Process Flows:

1.               Receiving INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors at the Facility.

2.               Transporting INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors from the Facility.

3.               Storage and Handling of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors at the Facility.

4.               Delivery and Pick-up of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors to and from the customer.

5.               Inventory management of cylinders of INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.

6.               Operate and maintain 24 hour/7 day Call Center capabilities to receive Orders from INO-T.

Services as defined in Standard Operation Procedures:

1.               Complaint Procedure (reporting INOmax® drug product, Delivery Devices, INOcal calibration gas, and disposable adaptors complaints to INO-T).

2.               Employee Training (for the warehousing, distribution, and complaint reporting of Pharmaceutical products).

3.               Compliance for meeting the CODE OF FEDERAL REGULATIONS (CFR) and State Wholesale Distribution Licensing requirements for INOmax® Pharmaceutical gas distribution.

4.               Receiving Policy and Procedure for INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.

5.               Distribution and Tracking Policies and Procedures for INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.

6.               Pick-up and Tracking Policies and Procedures for INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors

7.               Recall Policies and Procedures for INOmax® Pharmaceutical Gases.

8.               Routine Reporting of INOmax® Pharmaceutical Gas Cylinder Movements to INO Therapeutics Port Allen, LA Manufacturing Plant.

9.               Warehousing and Storage Policies and Procedures for INOmax® drug product, Delivery Devices, INOcal® calibration gas, NO test gas, and disposable adaptors.

10.         Complaint and Incident Reporting of INOmax® Pharmaceutical Gas Products.

11.         Customer Complaints on Product Performance.

12.         Patient Injury or Death Reporting Policy related to equipment distributed or serviced by ALH

13.         Monthy Delivery Device Quality Control checks

2